Termination Agreement

This termination agreement is signed by the following four Parties on July 25, 2008, in Xi’an, Shaanxi Province.

Party A: Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd.
Location: Xinke Building, No.1 Xinke Road, Xi’an
Legal Representative: Song Yongxing
Registered No.:6101012110931

Party B: Xi’an Yongchun Science & Technology Co., Ltd.
Location: Yongchun Keji Industry Centre, No.3 Keji Road, Hi-tech Industries Development Zone, Xi’an
Legal Representative: Wang Yunfei
Registered No.:6101012112339

Party C: Zhejiang Lvneng Electric Co., Ltd.
Location: 1/F, No.3 Building, No.75 Wenyi West Road, Hangzhou, Zhejiang province
Legal Representative: Hu Jinqian
Registered No.:3300002000181

Party D: Chai Xinzhi
Location: Provincial Water & Power Project Bureau, Jiancai Road, Weicheng District, Xianyang, Shaanxi Province
ID Card: 610404600617203

Each Party of this termination agreement entered into “AGREEMENT”(hereafter referred to as “original agreement”) on Nov.11, 2007 in Xi’an, Shaanxi province, each Party of this agreement agreed that they would offer the paid-in capital for RMB30,000,000 together to establish Shaanxi Amorphous Alloy Power Co., Ltd.( temporary name, hereafter referred to “intent established company”) in Jingyang county, Shaanxi province .Due to Party B, Party C and Party D failed to offer the paid-in capital in a timely manner based on original agreement, so, the intent established company failed to be founded, after through equal negotiation, all Parties agreed to terminate the original agreement, and made the following terms to execute.

1. Each Party agreed to terminate the original agreement which was signed on Nov. 11, 2007.

2. After termination the original agreement, all the right and responsibility which each Party shall be liable based on the original agreement shall be terminated.

3. The original agreement was terminated by each Party after equal negotiation and made a consensus, each Party shall not be liable for the breaching duty, any Party has not entitled to require another Party or the other Parties to shoulder the breaching responsibilities and damages based on the article 12 of the original agreement.

4.During the period from signing of the original agreement to the effectiveness of this termination agreement, if any Party paid the cost and expenditure so as to found the intent established company, this Party shall bear the expenditures and abandon the right which require the other Parties to compensate the expenditures.

5. This termination agreement will be effective after signed and sealed by the authorized representative of each Party.

6. The conclusion, effectiveness, interpretation and execution of this termination agreement are applied to the law and regulation of PRC.

7. Any disputes, controversies or differences which may arise under any term of this termination agreement, it shall be settled through friendly negotiation. If failed to make a consent, any Party is entitled to sue at the people’s court where Party A located.

8. This termination agreement is written in English and Chinese, legal expression subject to Chinese version. The original of this termination agreement has four copies, each Party holds each one original with the same legal effect.

9. Hereby we certificate the date which each Party signed the termination agreement as demonstrated at the first page.
(No any text following)

Party A: Xi’an Amorphous Alloy Zhongxi	Party B: Xi’an Yongchun Science &
Transformer Co., Ltd.	Technology Co., Ltd

Legal representative:	Legal representative:
(or authorized representative):	(or authorized representative):

Party C: Zhejiang Lvneng Electric Co., Ltd.	Party D:
Legal representative:	( Chai Xinzhi )
(or authorized representative)